Exhibit 99.1

FOR IMMEDIATE RELEASE

Anne Bork — Investor Relations (248) 447-5914

Andrea Puchalsky — Media (248) 447-1651

Lear Reports Record Fourth-Quarter and Full-Year Net Sales
and Updates 2004 Earnings Guidance

     Southfield, Mich., January 26, 2004 — Lear Corporation [NYSE: LEA], the world’s largest automotive interior systems supplier, today reported financial results for the fourth quarter and full year of 2003 and updated earnings guidance for 2004.

Fourth-Quarter Highlights:

•	Net sales of $4.26 billion, up 13% from a year ago

•	Net income per share of $1.90, up 8% from a year ago

•	Strong cash flow generation

•	11% improvement in 2003 J.D. Power Seat Quality Report

•	Declared first-ever quarterly cash dividend of $0.20 per share

     For the fourth quarter of 2003, Lear posted net sales of $4.26 billion and net income of $132.4 million, or $1.90 per share. For the fourth quarter of 2002, Lear reported net sales of $3.76 billion and net income of $118.0 million, or $1.76 per share.

     “We continued our momentum in the fourth quarter with record sales, strong cash flow and further quality improvements,” said Bob Rossiter, Lear Chairman and Chief Executive Officer.

     The 13% increase in fourth-quarter net sales from the prior year period reflects the benefit of currency exchange and the addition of new business globally. The 8% improvement in fourth-quarter net income per share compared to the prior year period was driven by higher sales and lower income tax and interest expense. Operating efficiencies were more than offset by costs incurred for manufacturing capacity reduction/consolidation actions.

     For the quarter, free cash flow was $172.5 million, reflecting the solid conversion of earnings and efficient working capital management, offset in part by higher capital spending. (Net cash provided by operating activities was $226.7 million. A reconciliation of free cash flow to net cash provided by operating activities is provided in the attached supplemental data page.)

(more)

2003 Full-Year Results

     For the full year, Lear posted record net sales of $15.75 billion and net income of $380.5 million, or $5.55 per share. For the full year of 2002, Lear reported net sales of $14.42 billion and income before the cumulative effect of a change in accounting for goodwill of $311.5 million, or $4.65 per share. Including the cumulative effect of the change in accounting for goodwill, Lear reported net income of $13.0 million, or $0.19 per share, for the full year of 2002.

     The 9% increase in net sales compared to 2002 reflects the benefit of currency exchange and the addition of new business globally, partially offset by lower industry production in North America and unfavorable platform mix in Western Europe. The $0.90, or 19%, improvement in net income per share compared to 2002, excluding the change in accounting for goodwill, reflects the impact of higher sales, operating efficiencies and lower income tax and interest expense, offset in part by costs related to plant consolidations. For 2003, free cash flow was $508.8 million. (Net cash provided by operating activities was $586.3 million. A reconciliation of free cash flow to net cash provided by operating activities is provided in the attached supplemental data page.)

     “Looking back over last year, the Lear team achieved a number of milestones by focusing on execution,” Rossiter continued. “In addition to record sales and solid earnings growth, we achieved investment grade ratings with S&P and Fitch, utilized strong cash flow to further strengthen our balance sheet and declared our first-ever quarterly dividend. Importantly, we also continued to improve our quality and customer satisfaction levels.”

     Earlier this month, Lear updated its five-year sales backlog to $4.4 billion, reflecting the addition of new business in the areas of cockpit and interior programs, seating systems with Korean automakers and electrical distribution and electronics systems. Higher content on replacement business and a stronger Euro also contributed to the increase of the backlog. (Information on the calculation of sales backlog is provided in the Forward-Looking Statements section of this news release.)

2004 Outlook

     For the first quarter of 2004, net sales are expected to be up 10% to 12% from the comparable period of 2003, primarily reflecting the addition of new business globally and favorable currency exchange. Net income is expected to be in the range of $1.10 to $1.20 per share and includes the anticipated impact of additional expenses associated with facility consolidation activities. These added costs are expected to continue as the company implements further plant capacity and efficiency actions.

     For the full year, net sales are expected to be approximately $16.20 billion, compared with $15.75 billion in 2003. This increase primarily reflects the addition of new business globally. The industry production planning assumptions for both North America and Western Europe are approximately 16.0 million units. Given this industry outlook and a forecasted tax rate of approximately 28%, net income is expected to be in the range of $5.85 to $6.25 per share. Full-year capital spending is forecasted to be approximately $300 million, and free cash flow is estimated to be in the range of $300 to $350 million.

     “While we are proud of our 2003 accomplishments, we are committed to maintaining our momentum in the face of the industry challenges,” continued Rossiter. “Our fundamentals are very strong, and we are confident we have the right strategy in place to make 2004 another successful year for our customers and shareholders.”

     Lear Corporation, a Fortune 500 company headquartered in Southfield, Mich., USA, focuses on integrating complete automotive interiors, including seat systems, interior trim and electrical systems. With annual net sales of $15.75 billion in 2003, Lear is the world’s largest automotive interior systems supplier. The Company’s world-class products are designed, engineered and manufactured by more than 110,000 employees at 280 facilities located in 33 countries.

     Lear’s news releases and other information, including certain financial and statistical information presented during its periodic earnings conference calls, are available on the Company’s website at www.lear.com. Lear will webcast live its fourth- quarter earnings conference call through the Investor Relations link at www.lear.com at 9:00 a.m. (Eastern) on January 26, 2004. In addition, the conference call may be accessed by dialing 1-800-789-4751 (domestic) or 1-706-679-3323 (international). The audio replay will be available two hours following the call at 1-800-642-1687 (domestic) or 1-706-645-9291 (international) with the access code number of 3777190 and will be available until February 9, 2004.

Use of Non-GAAP Financial Information

     In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included throughout this news release, the Company has provided information regarding “free cash flow” (a non-GAAP financial measure). Free cash flow represents net cash provided by operating activities before the net change in sold accounts receivable, less capital expenditures. The Company believes it is appropriate to exclude the net change in sold accounts receivable in the calculation of free cash flow since the sale of receivables may be viewed as a substitute for borrowing activity.

     Management believes that free cash flow is useful to both management and investors in their analysis of the Company’s ability to service and repay its debt. Further, management uses free cash flow for planning and forecasting in future periods.

     Free cash flow should not be considered in isolation or as a substitute for net income, net cash provided by operating activities or other cash flow statement data prepared in accordance with GAAP or as a measure of profitability or liquidity. In addition, the calculation of free cash flow does not reflect cash used to service debt and thus, does not reflect funds available for investment or other discretionary uses. Also, free cash flow, as determined and presented by the Company, may not be comparable to related or similarly titled measures reported by other companies.

     For a reconciliation of free cash flow to net cash provided by operating activities, see the attached supplemental data page which, together with this press release, has been posted on the Company’s website through the Investor Relations link at www.lear.com.

Forward-Looking Statements

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which the Company operates, including changes in interest rates and fuel prices, fluctuations in the production of vehicles for which the Company is a supplier, labor disputes involving the Company or its significant customers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the impact and timing of program launch costs, costs associated with facility closures or similar actions, increases in warranty costs, risks associated with conducting business in foreign countries, fluctuations in currency exchange rates, adverse changes in economic conditions or political instability in the jurisdictions in which the Company operates, competitive conditions impacting the Company’s key customers, raw material cost and availability, the outcome of legal or regulatory proceedings, unanticipated changes in free cash flow and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. In addition, the full year per share earnings guidance is based on assumed 70.3 million shares outstanding and does not reflect the potential dilutive impact of the convertible senior notes. These forward-looking statements are made as of the date hereof, and the Company does not assume any obligation to update them.

     This press release also contains information on the Company’s sales backlog. The Company’s incremental sales backlog reflects: (i) formally awarded new programs; (ii) targeted programs for which the Company believes there is a substantial likelihood of award; (iii) phased-out and cancelled programs; (iv) estimates regarding customer-mandated changes in selling prices; and (v) estimates of expected changes in vehicle content. Changes in any of these components may significantly impact the Company’s backlog. In addition, backlog may be impacted by various assumptions imbedded in the calculation, including vehicle production levels on new, replacement or targeted programs, currency exchange rates and the timing of major program launches. For purposes of the backlog data presented in this press release, the Company has made the following assumptions: (1) North American vehicle production of 16.0 million units; (2) Western European vehicle production of 16.0 million units; (3) South American vehicle production of 1.9 million units; and (4) a Euro exchange rate of $1.20/Euro. Please refer to the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2002 for further information on the Company’s calculation of backlog.

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Lear Corporation and Subsidiaries
Consolidated Statements of Income

(In millions, except per share amounts)

	Three Months Ended

	December 31,	December 31,
	2003	2002

Net sales	$4,255.3	$3,760.4
Cost of sales	3,874.4	3,386.3
Selling, general and administrative expenses	144.8	127.3
Interest expense	42.5	50.6
Other expense, net	10.8	18.7

Income before income taxes	182.8	177.5
Income taxes	50.4	59.5

Net income	$132.4	$118.0

Basic net income per share	$1.95	$1.80

Diluted net income per share	$1.90	$1.76

Weighted average number of shares outstanding — basic	67.8	65.7

Weighted average number of shares outstanding — diluted	69.7	67.1

Lear Corporation and Subsidiaries
Consolidated Statements of Income

(In millions, except per share amounts)

	Twelve Months Ended

	December 31,	December 31,
	2003	2002

Net sales	$15,746.7	$14,424.6
Cost of sales	14,400.3	13,164.3
Selling, general and administrative expenses	573.6	517.2
Interest expense	189.2	214.0
Other expense, net	49.4	60.6

Income before income taxes and cumulative effect of a change in accounting principle	534.2	468.5
Income taxes	153.7	157.0

Income before cumulative effect of a change in accounting principle	380.5	311.5
Cumulative effect of a change in accounting principle, net of tax	—	298.5 (a)

Net income	$380.5	$13.0

Basic income per share before cumulative effect of a change in accounting principle	$5.71	$4.77

Basic net income per share	$5.71	$0.20

Diluted income per share before cumulative effect of a change in accounting principle	$5.55	$4.65

Diluted net income per share	$5.55	$0.19

Weighted average number of shares outstanding — basic	66.7	65.4

Weighted average number of shares outstanding — diluted	68.5	67.1

(a)	On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” Under this statement, goodwill is no longer amortized but is subject to annual impairment analysis. The Company’s initial impairment analysis compared the fair values of each of its reporting units, based on discounted cash flow analyses, to the related net book values. As a result, the Company recorded impairment charges of $310.8 million ($298.5 million after-tax or $4.46 per diluted share) as of January 1, 2002. These charges are reflected as a cumulative effect of a change in accounting principle, net of tax in the consolidated statement of income for the twelve months ended December 31, 2002.

Lear Corporation and Subsidiaries
Consolidated Balance Sheets

(In millions)

	December 31,	December 31,
	2003	2002

ASSETS
Current:
Cash and cash equivalents	$169.3	$91.7
Accounts receivable	2,200.3	1,508.0
Inventories	550.2	489.7
Recoverable customer engineering and tooling	169.0	153.2
Other	286.6	265.1

	3,375.4	2,507.7

Long-Term:
PP&E, net	1,817.8	1,710.6
Goodwill, net	2,940.1	2,860.4
Other	437.7	404.3

	5,195.6	4,975.3

Total Assets	$8,571.0	$7,483.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current:
Short-term borrowings	$17.1	$37.3
Accounts payable and drafts	2,444.1	1,966.4
Accrued liabilities	1,116.9	1,037.6
Current portion of long-term debt	4.0	3.9

	3,582.1	3,045.2

Long-Term:
Long-term debt	2,057.2	2,132.8
Other	674.2	642.7

	2,731.4	2,775.5

Stockholders’ Equity	2,257.5	1,662.3

Total Liabilities and Stockholders’ Equity	$8,571.0	$7,483.0

Lear Corporation and Subsidiaries
Supplemental Data

(Unaudited; in millions, except content per vehicle data)

	Three Months Ended

	December 31,	December 31,
	2003	2002

Net Sales
U.S. and Canada	$2,164.9	$2,187.9
Europe	1,626.9	1,203.0
Rest of World	463.5	369.5

Total	$4,255.3	$3,760.4

Content Per Vehicle *
North America	$594	$613
Western Europe	365	270

Free Cash Flow **
Net cash provided by operating activities	$226.7	$175.0
Net change in sold accounts receivable	107.2	94.8

Net cash provided by operating activities before net change in sold accounts receivable	333.9	269.8
Capital expenditures	(161.4)	(99.3)

Free cash flow	$172.5	$170.5

Depreciation	$87.1	$78.0

	Twelve Months Ended

	December 31,	December 31,
	2003	2002

Net Sales
U.S. and Canada	$8,450.6	$8,507.3
Europe	5,642.6	4,466.1
Rest of World	1,653.5	1,451.2

Total	$15,746.7	$14,424.6

Content Per Vehicle *
North America	$593	$579
Western Europe	327	257

Free Cash Flow **
Net cash provided by operating activities	$586.3	$545.1
Net change in sold accounts receivable	298.1	122.2

Net cash provided by operating activities before net change in sold accounts receivable	884.4	667.3
Capital expenditures	(375.6)	(272.6)

Free cash flow	$508.8	$394.7

Depreciation	$321.8	$301.0

*	Content Per Vehicle for 2002 has been updated to reflect actual production levels.

**	See “Use of Non-GAAP Financial Information” included in this news release.